UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2018

ENPHASE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35480	20-4645388
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1420 N. McDowell Blvd
Petaluma, CA 94954
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (707) 774-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company o

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ¨

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Chief Financial Officer
On June 4, 2018, Eric Branderiz was appointed to serve as the Vice President and Chief Financial Officer of Enphase Energy, Inc. (the “Company” or “Enphase”), effective immediately. In this role, Mr. Branderiz will also serve as the Company’s Principal Financial and Accounting Officer, effective immediately. Mr. Branderiz succeeds Bert Garcia, who announced his intention to resign as the Company’s Vice President and Chief Financial Officer on April 26, 2018. Mr. Garcia will support the orderly transition of duties through June 30, 2018.

Prior to joining Enphase, Mr. Branderiz, age 53, served as vice president, corporate controller and chief accounting officer at Tesla, Inc. where he was responsible for global financial accounting, external reporting and finance operations from October 2016 until March 2018. Mr. Branderiz also served as senior vice president, corporate controller and chief accounting officer at SunPower Corporation with various corporate tax, financial planning and analysis and operations duties from May 2015 until October 2016. Prior to that, he served as vice president, corporate controller, and head of subsidy operations for the Knowledge Learning Corporation (KLC), where he was responsible of all accounting, external reporting, internal controls, and treasury activities. Mr. Branderiz also served in various leadership executive positions at Spansion, Inc., including as senior vice president, corporate finance, financial planning and analysis and corporate controller, tax and treasury. Early in his career, he held various positions at Advanced Micro Devices, Inc. and Ernst & Young, LLP. Mr. Branderiz received his undergraduate degree in business commerce with a concentration in accounting from the University of Alberta, Canada. He is a Certified Public Accountant in California.

There are no family relationships between Mr. Branderiz and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. There are no transactions in which Mr. Branderiz has an interest requiring disclosure on the part of the Company under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

In connection with Mr Branderiz’ appointment as Vice President and Chief Financial Officer, the Company has entered into an offer letter with Mr. Branderiz (the “Offer Letter”), under which Mr. Branderiz will receive an annual salary of $400,000, and will have a bonus opportunity target of 75% of his base salary paid on achievement of certain goals established by the Compensation committee of the Board of Directors of the Company.

In addition to the cash compensation referenced in the preceding paragraph, Mr. Branderiz will receive grants of restricted stock units (RSUs) under the Company’s 2011 Equity Incentive Plan (the “2011 Plan”). Upon the date that his employment commenced, Mr. Branderiz received an initial grant of 300,000 RSUs, that will vest over 4 years from his appointment based on his continued service with the Company, on the terms and conditions set forth in the 2011 Plan. Additionally, Mr. Branderiz will receive a grant of 100,000 RSUs which will vest upon the achievement of certain performance targets set forth in the Offer Letter.

Additionally, Mr. Branderiz will be a Tier I Participant under the Company’s Severance and Change in Control Benefit Plan, previously filed with the Securities and Exchange Commission as Exhibit 10.50 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. The Company has also entered into its standard form of indemnification agreement with Mr. Branderiz.

The above descriptions of the terms of Mr. Branderiz employment are a summary of the terms and is qualified in its entirety by reference to the Offer Letter, which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 5, 2018	ENPHASE ENERGY, INC.
		By:	/s/ Badrinarayanan Kothandaraman
Badrinarayanan Kothandaraman
President and Chief Executive Officer